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                                    FORM 15


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                             ----------------------


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
      File Reports Under Section 13 and 15(d) for the Securities Exchange
                                  Act of 1934

                       Commission File Number  000-18816


                            GRANT GEOPHYSICAL, INC.
             (Exact name of registrant as specified in its charter)

             16850 PARK ROW, HOUSTON, TEXAS 77084  (281) 398-9503
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   $2.4375 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE
                    COMMON STOCK, PAR VALUE $.002 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(4)(i) [x]        Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i) [ ]
            Rule 12g-4(a)(2)(i) [ ]        Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]                  Rule 15d-6 [ ]
            Rule 12h-3(b)(1)(i) [x]

Approximate number of holders of record as of the certification or notice date:
NONE--ALL COMMON STOCK AND $2.4375 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK HAVE BEEN CANCELED, EXTINGUISHED AND/OR RETIRED.

                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934 Grant Geophysical, Inc. has caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized person.


DATE: SEPTEMBER 30, 1997            By:         Larry E. Lenig, Jr.
     -------------------              -------------------------------------
                                                Larry E. Lenig, Jr.
                                        President, Chief Operating Officer
                                           (Principal Executive Officer)